PROGRAM AGREEMENT

between

COMCAST CORPORATION

and

JPMORGAN CHASE BANK,

relating to the

STOCK OPTION LIQUIDITY PROGRAM OF

COMCAST CORPORATION

dated as of

October 4, 2004

Table of Contents

Page

1	Certain Terms	1

2	Tabulations	8

3	Calculation of Average Closing Price	8

4	Purchase of Participating Options by the Company; Issuance and Sale of JPMorgan Options	9

5	Payment	10

6	Share Transactions by the Bank	10

7	Accuracy of Final Tabulation Report	10

8	Extension of Election Period	11

9	Closing; Conditions to Closing	11

10	Termination Events	13

11	Certain Covenants of the Parties	13

12	Certain Covenants of the Company	15

13	Transaction Disclosure Materials	15

14	Representations and Agreements of the Company	16

15	Representations and Agreements of the Bank	17

16	Opinions	18

17	Notice of Certain Events	20

18	Hedging Reimbursement	20

19	Liability; Indemnification	21

20	Severability	23

21	Fax Signatures; Counterparts; Amendment	24

22	Binding Effect	24

23	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	24

24	Entire Agreement	24

25	Notices	25

3

PROGRAM AGREEMENT

     Program Agreement dated as of October 4, 2004 between Comcast Corporation, a Pennsylvania corporation (the “Company”) and JPMorgan Chase Bank (the “Bank”):

     WHEREAS, the Company proposes to establish a stock option liquidity program for certain stock options exercisable for common stock of the Company (the “Option Liquidity Program”), on the terms and subject to the conditions set forth in the Notice to Eligible Optionees of Stock Option Liquidity Program (the “Notice of Option Liquidity Program”) and the related Election Form (the “Election Form”), copies of which in substantially similar form will be made available to eligible participants of the Option Liquidity Program of the Company in paper form and are attached hereto as Exhibits A and B, respectively, which, together with any other documents, materials or filings generally distributed to the eligible participants of the Option Liquidity Program relating to the Option Liquidity Program (other than the Transaction Agreements (as defined below)), all as amended or supplemented from time to time in accordance with the terms hereof, are referred to herein as the “Transaction Disclosure Materials”;

     WHEREAS, concurrently with the execution of this Agreement, the Company, the Bank and JPMSI (as defined below) shall execute and deliver the Registration Agreement (as amended from time to time, the “Registration Agreement”) dated as of the date hereof, among the Company, the Bank and JPMSI (the Registration Agreement, together with this Agreement and the Confirmation (as defined below), the “Transaction Agreements,” and the Transaction Agreements, together with the Transaction Disclosure Materials, the “Transaction Documents”); and

     WHEREAS, the Company and the Bank wish to provide for certain matters relating to the Option Liquidity Program:

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Company and the Bank hereby agree as follows:

      1.     Certain Terms. The following terms, as used herein, shall have the following meanings:

      “Adjustment Date” shall have meaning set forth in Section 18(c)(i).

     “Aggregate Cash Payment” shall have the meaning set forth in Section 5.

     “Aggregate Interest Rate Hedge Amount” means the aggregate sum of all Interest Rate Hedge Amounts.

     "Archipelago" means the Archipelago Exchange.

     “Available Trading Day” means a Trading Day on which (i) there is no Market Disruption, (ii) no Registration Unavailability Event shall have occurred and be continuing and (iii) there is no Bring-down Event.

     “Average Closing Price” means, as to a class of Common Stock, the arithmetic average (rounded up to the nearest 1/10,000 of a dollar) of the Closing Prices of such class of Common Stock for every Available Trading Day during the Averaging Period.

     “Average Closing Price Report” shall have the meaning set forth in Section 3(b).

     “Averaging Period” means the period (x) beginning on and including the first Available Trading Day after the earlier of (i) the Final Report Date and (ii) a prior date after the Election Deadline on which a Final Tabulation Report was transmitted to the Bank prior to 5:00 p.m. (New York time) and otherwise in conformance with Section 2, and (y) ending on and including the earlier of (i) the Averaging Period Outside Date and (ii) the 10th consecutive Available Trading Day.

     “Averaging Period Deficiency” means that the Averaging Period consists of three or fewer Available Trading Days.

     "Averaging Period Outside Date" means December 9, 2004.

     “Bank Unavailability Notice” means a written notice delivered to the Company by the Bank pursuant to Section 11(g) indicating that the Bank has received an Outside Counsel Notification.

     “Bring-down Event” means a failure by the Company or outside counsel for the Company, on any Trading Day during the Averaging Period, to deliver to the Bank as promptly as practicable but in any event prior to 9:00 a.m. (New York time) on such Trading Day (if requested prior to 8:00 p.m. (New York time) on the immediately prior Trading Day), upon a request by the Bank pursuant to Section 6(d) of the Registration Agreement, a bring-down letter in the form of Annex E to the Registration Agreement; provided that the Bank may waive the requirement of such bring-down letter in its sole discretion.

     “Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in U.S. Dollars in New York City.

     "CBOE" means the Chicago Board Options Exchange.

     “Clear Available Trading Day” means an Available Trading Day on which a Bank Unavailability Notice has not been delivered.

     “Closing” shall have the meaning set forth in Section 9(a).

     “Closing Date” shall have the meaning set forth in Section 9(a).

     “Closing Price” means, with respect to the relevant class of Common Stock on any Trading Day, the NASDAQ Official Closing Price (NOCP) on such Trading Day.

     “Common Stock” means either the Class A common stock of the Company, par value $0.01 per share or the Class A special common stock of the Company, par value $0.01 per share, as the context requires.

     “Company” shall have the meaning set forth in the introduction.

     "Commission" means the Securities and Exchange Commission.

     “Confirmation” shall have the meaning set forth in Section 4(a).

     “Consent” means any consent, approval, order, permit, license, exemption or authorization.

     “Disrupted Day” means any Trading Day on which Nasdaq, Archipelago or the CBOE fails to open for trading during its regular trading session.

     “Early Closure” means the closure on any Trading Day of Nasdaq, Archipelago or the CBOE, prior to its Scheduled Closing Time, unless such earlier closing time is announced by Nasdaq, Archipelago or the CBOE, as the case may be, at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on Nasdaq, Archipelago or the CBOE, as the case may be, on such Trading Day and (ii) the submission deadline for orders to be entered into the Nasdaq system, Archipelago or the CBOE, as the case may be, for execution at the Scheduled Closing Time on such Trading Day.

     “Election Deadline” means the date and time on which the Election Period terminates, as set forth in the Notice of Stock Option Liquidity Program, or such later time to which the Company extends the Election Period pursuant to Section 8.

     “Election Form” shall have the meaning set forth in the preamble.

     “Election Period” means the period beginning at the date and time of the commencement of the Stock Option Liquidity Program set forth in the Notice of Stock Option Liquidity Program and ending at the Election Deadline.

     “Election Period Extension Event” means (i) an event has occurred or a condition shall exist that has caused the Notice of Option Liquidity Program or the Election Form to include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) a Stock Option Liquidity Program Disruption Event has occurred.

     “Election Period Extension Notice” means a written notice delivered by the Company to the Bank describing the Company’s reasonable determination that on the date of such delivery a Election Period Extension Event has occurred.

     “Eligible Option” shall have the meaning assigned thereto in the Notice of Option Liquidity Program.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs (as determined by the Bank reasonably and in good faith) the ability of market participants in general (i) to effect transactions in, or obtain market value for, the relevant class of Common Stock on Nasdaq or Archipelago, or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant class of Common Stock on the CBOE.

     “Ex-Dividend Date” has the meaning set forth Section 4(c).

     “Filing” means any requisite registration, qualification, declaration or other statement with any Governmental Authority.

     “Final Report Date” shall have the meaning set forth in Section 2(b).

     “Final Tabulation Report” shall have the meaning set forth in Section 2(b).

     “Governmental Authority” means any federal, state or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, state, federal or foreign or supranational.

     “Gross Payment” means the sum of the cash amounts to be paid by the Company to Participating Holders for all Series of Participating Options in the Final Tabulation Report, as may have been amended pursuant to Section 7 hereof, prior to any deductions for tax withholdings or allocable program expenses, obtained by, in the case of each Series, multiplying (i) the appropriate cash amount to be paid by the Bank to the Company for the Tranche of JPMorgan Options corresponding to such Series, by reference to the Pricing Grid by (ii) the number of options in such Tranche.

     “Indemnified Persons” shall have the meaning set forth in Section 19(b).

     “Interest Rate Hedge Amount” means, for any (a) delay in the beginning of the Election Period beyond October 8, 2004, or (b) extension of the Election Period beyond November 9, 2004 (except, in either case, due to a Market Disruption), that results in the first Available Trading Day in the Averaging Period occurring after November 16, 2004, an amount in U.S. Dollars, which may be negative, calculated as described in Section 18(c)(ii) and representing the loss (or gain, in which case expressed as a negative number) incurred by the Bank in respect of its “rho” or interest rate hedge established in connection with the Option Liquidity Program, as a result of any required adjustment to such hedge due to such delay or extension.

     “Interest Rate Hedge Maturity Date” means the day on which the Bank’s “rho” or interest rate hedge (the terms of such hedge as set forth on Schedule I attached hereto) matures.

     “Interim Price Report” shall have the meaning set forth in Section 3(a).

     “JPMorgan Entity” shall have the meaning set forth in Section 6(a).

     “JPMorgan Options” shall have the meaning set forth in Section 4(a).

     "JPMSI" means J.P. Morgan Securities Inc.

     “Law” means any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or judgment promulgated or issued by any Governmental Authority.

     “Losses” shall have the meaning set forth in Section 19(b).

     “Make-Up Amount” means an amount, which may be negative, equal to the sum of the products of the number of Shares sold in each Shortfall Sale multiplied by the Per Share Price Differential with respect to such Shortfall Sale.

     “Make-Up Days” means a number of consecutive Clear Available Trading Days beginning on the first Clear Available Trading Day immediately following the last day of the Averaging Period, which number shall be equal to 10 minus the number of Clear Available Trading Days in the Averaging Period.

     “Market Disruption” means the occurrence or existence of (i) a Trading Disruption or an Exchange Disruption, that, in either case, the Bank determines reasonably and in good faith is material, at any time during the one hour period that ends at the close of the regular trading session of Nasdaq, Archipelago or the CBOE, (ii) an Early Closure or (iii) a Disrupted Day.

     "Mellon" shall mean Mellon Investor Services LLC.

     "Nasdaq" means the Nasdaq National Market of The Nasdaq Stock Market, Inc.

     “No-Action Letters” shall mean (i) the letter dated October 6, 2003 to the Commission from Sullivan & Cromwell LLP on behalf of Goldman, Sachs & Co. requesting exemptive and no-action relief from certain rules promulgated under the Exchange Act, and the Commission’s response dated October 9, 2003 granting such relief, (ii) the letter dated October 15, 2003 to the Commission from Davis Polk & Wardwell and Preston Gates & Ellis LLP on behalf of the Bank and Microsoft Corporation, respectively, requesting exemptive and no-action relief from certain rules promulgated under the Exchange Act, and the Commission’s response dated on the same date granting such relief and (iii) the letter to be dated on or about October 8, 2004 to the Commission from Pepper Hamilton LLP on behalf of the Company in connection with the Transactions requesting exemptive and no-action relief from certain rules promulgated under the Exchange Act.

     “Notice of Option Liquidity Program” shall have the meaning set forth in the preamble.

     “Option Shares” shall have the meaning set forth in Section 14(d).

     “Option Liquidity Program” shall have the meaning set forth in the preamble.

     “Outside Counsel Notification” means a written notice delivered to the Bank by outside counsel to the Bank on any Trading Day in the Averaging Period advising the Bank that it should not use the Prospectus to effect sales of the relevant Shares on such Trading Day.

     “Participating Holder” means a holder of Participating Options prior to the sale thereof to the Company as described in Section 4.

     “Participating Options” shall have the meaning set forth in Section 2(b).

     “Payment Obligation” shall have the meaning set forth in Exhibit F hereto.

     “Per Share Price Differential” means with respect to each Shortfall Sale, an amount, which may be negative, equal to the Average Closing Price of the applicable class of Common Stock on the date of such Shortfall Sale, minus the price at which such Shortfall Sale takes place.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

     “Pricing Grid” shall have the meaning set forth in Section 11(h).

     “Price Report Format” shall have the meaning set forth in Section 3(a).

     “Prospectus” shall have the meaning set forth in the Registration Agreement.

     “Registration Agreement” shall have the meaning set forth in the preamble.

     “Registration Statement” shall have the meaning set forth in the Registration Agreement.

     “Registration Unavailability Event” means (i) any event has occurred or condition exists as a result of which the prospectus contained in the Registration Statement as then amended or supplemented includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading, (ii) it is necessary to amend or supplement such prospectus to comply with law, or (iii) a stop order suspending the effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been instituted or, to the knowledge of the Company or any JPMorgan Entity, threatened, by the Commission.

     “Scheduled Closing Date” means the fourth Business Day immediately following the last day of the Averaging Period.

     “Scheduled Closing Time” means, with respect to Nasdaq, Archipelago or the CBOE, the scheduled weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Series” means, in relation to the Eligible Options, Eligible Options with the same exercise price and expiration date and exercisable for the same class of Common Stock.

     “Share” means a share of the relevant class of Common Stock.

     “Shortfall Amount” means a number of Shares of the relevant class of Common Stock equal to (a) the number of such Shares necessary for the JPMorgan Entities to sell for the purpose of establishing the Bank’s or its affiliates’ initial “delta” hedge position in respect of the JPMorgan Options, times (b) a number equal to the number of Make-Up Days, divided by (c) 10.

     “Shortfall Determination Date” has the meaning set forth in Section 18(a)(ii).

     “Shortfall Sales” shall have the meaning set forth in Section 18(a)(i).

     “Statement” shall have the meaning set forth in Section 14(c).

     “Stock Option Liquidity Program Disruption Event” shall have the meaning assigned thereto in the Notice of Option Liquidity Program.

     “Tabulation Format” shall have the meaning set forth in Section 2(a).

     “Trading Day” means any day (except November 26, 2004) on which Nasdaq, Archipelago or the CBOE, as the case may be, is scheduled to be open for trading for its regular trading session.

     “Trading Disruption” means any suspension of or limitation imposed on trading by Nasdaq, Archipelago or the CBOE, or otherwise and whether by reason of movements in price exceeding limits permitted by Nasdaq, Archipelago or the CBOE or otherwise (i) in the relevant class of Common Stock on Nasdaq or Archipelago or (ii) in futures or options contracts relating to the relevant class of Common Stock on the CBOE.

     “Tranche” shall have the meaning set forth in the Confirmation.

     “Transaction Agreements” shall have the meaning set forth in the preamble.

     “Transaction Disclosure Materials” shall have the meaning set forth in the preamble.

     “Transaction Documents” shall have the meaning set forth in the preamble.

     “Transactions” means the transactions contemplated by the Transaction Documents, including without limitation the issuance and sale to the Bank by the Company of the JPMorgan Options pursuant to Section 4 and the performance by the Company and the Bank of their respective obligations under the JPMorgan Options.

     “Unavailability Notice” means a written notice describing the Company’s reasonable determination that a Registration Unavailability Event has occurred.

     “Unhedged JPMorgan Options” means those JPMorgan Options with respect to which the Bank shall determine in good faith, in consultation with the Company, that the Bank and its affiliates were unable to establish an initial hedge position on the Clear Available Trading Days in the Averaging Period.

     “Unwind Amount” means an amount, which may be negative, that the Bank determines to be its and its affiliates total out-of-pocket losses and costs (or gain, in which case expressed as a negative number) in connection with terminating or liquidating the position hedging its exposure to the ownership of the JPMorgan Options (which, for the avoidance of doubt, shall be the total out-of-pocket losses and costs (or gain, in which case expressed as a negative number) in connection with the Bank terminating or liquidating its “rho” or interest rate hedge and unwinding its initial “delta” or stock price hedge).

     “Unwind Determination Date” has the meaning set forth in Section 18(b).

2.      Tabulations. Not later than 6:00 p.m. (New York time) on each day of the Election Period, the Company shall transmit or cause to be transmitted by Mellon to the Bank by electronic mail to the addresses listed on Annex A hereto, a tabulation in the form set forth as Exhibit C hereto (the “Tabulation Format”) setting forth as of 3:00 p.m. New York time on such day the number of options of each Series submitted to the Option Liquidity Program and not withdrawn on or before such time.

(b)

Not later than 5:00 p.m. (New York time) on the sixth calendar day following the last day of the Election Period (the “Final Report Date”), the Company shall transmit or cause to be transmitted by Mellon to the Bank by electronic mail to the addresses listed on Annex A hereto, a tabulation (the “Final Tabulation Report”) in the Tabulation Format setting forth as of such time the number of options of each Series irrevocably submitted to the Option Liquidity Program at or prior to the Election Deadline (“Participating Options”). Upon receipt of the Final Tabulation Report, the Bank shall promptly acknowledge its receipt of the Final Tabulation Report by signing and delivering to the Company the cross-receipt set forth as Exhibit D hereto.

3.      Calculation of Average Closing Price. (a) No later than 6:00 p.m. (New York time) on each Available Trading Day during the Averaging Period (other than the last Available Trading Day of such Averaging Period), the Bank shall calculate in good faith the Average Closing Prices for the Averaging Period for each class of Common Stock (as if the Averaging Period ended on such day) through and including such Available Trading Day and transmit such calculation to the Company by electronic mail to the addresses listed on Annex B in the format (the “Price Report Format”) set forth as Exhibit E–1 hereto (an “Interim Price Report”).

(b)

(a) No later than 6:00 p.m. (New York time) on the last Available Trading Day of the Averaging Period, the Bank shall calculate in good faith, in consultation with the Company, the Average Closing Prices for each class of Common Stock and transmit such calculation to the Company by electronic mail to the addresses listed on Annex B in the Price Report Format set forth as Exhibit E–2 (the “Average Closing Price Report”). The Bank shall, not later than the Business Day following receipt of a written request by the Company, provide the Company with a written explanation of the basis for any calculation made hereunder. Absent manifest error, the Bank’s calculation of the Average Closing Price, as communicated in the Average Closing Price Report, shall be final and binding on the Bank and the Company for all purposes of the Option Liquidity Program.

4.      Purchase of Participating Options by the Company; Issuance and Sale of JPMorgan Options. (a) In connection with the sale of each Participating Option set forth in the Final Tabulation Report by the Participating Holder thereof to the Company in the manner set forth in the Notice of Option Liquidity Program and upon the terms and subject to the conditions set forth in this Agreement, as of the Closing, the Company shall issue and sell to the Bank a number of options to purchase shares of the Common Stock equal to the number of Participating Options set forth in the Final Tabulation Report (the “JPMorgan Options”) with the terms and conditions set forth in the Confirmation (as defined below).

     In connection with the issuance and sale by the Company to the Bank of the JPMorgan Options, on the Closing Date, the parties hereto shall execute a confirmation (the “Confirmation”) in the form of Exhibit F hereto; provided that such issuance and sale shall be effective as of the Closing Date notwithstanding any delay in executing, or failure to execute, such Confirmation. Each Tranche set forth on Schedule A of the Confirmation shall correspond to a Series of Participating Options, which means that such Tranche shall have (i) the same Shares (as defined in the Confirmation) as the Shares underlying the Participating Options for such Series, (ii) a Trade Date (as defined in the Confirmation) matching the last day of the Averaging Period, (iii) a Number of Options (as defined in the Confirmation) equal to the aggregate number of Participating Options for such Series, (iv) a Strike Price (as defined in the Confirmation) equal to the exercise price for such Series, and (v) an Expiration Date (as defined in the Confirmation) of the expiration date for the Series; provided that if the Averaging Period ends after December 1, 2004, the Expiration Date for each Tranche shall be the expiration date for such Series extended by a number of Trading Days equal to the number of Trading Days from, and including, December 1, 2004 to, but excluding, the Trading Day on which the Averaging Period ends; provided further that if the Closing Date occurs on or after December 31, 2004, the Expiration Date for each Series with an expiration date prior to the Closing Date shall be extended until the third Trading Day after the Closing Date.

(b)

The Company acknowledges and agrees that, effective as of the Closing Date, the JPMorgan Options and, upon execution thereof, the Confirmation, shall be valid, binding and enforceable obligations of the Company to the Bank, without any further action or the execution of any further documents or agreements.

(c)

If at any time during the period from and including the first day of the Averaging Period, to and including the last day of the Averaging Period, an ex-dividend date for any dividend occurs with respect to the Shares of a class of Common Stock (an “Ex-Dividend Date”), the Company shall pay to the Bank, on the day on which such dividend is paid or to be paid by the Company, an amount in United States Dollars equal to the product of (i) the value of such dividend paid or to be paid with respect to one such Share times (ii) the product of the number of Participating Options for the relevant class of Common Stock times (iii) a percentage (in no event greater than 100%) provided by the Bank reflecting its delta hedge position on such date; provided that in lieu of such payment, the parties may agree in good faith to an adjustment or other method of compensating the Bank in respect of such dividend.

5.      Payment. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Bank shall pay to the Company an amount (the “Aggregate Cash Payment”) equal to Gross Payment, by wire transfer or credit of immediately available funds to an account of the Company specified by notice to the Bank, such account to be specified by notice to the Bank no later than three Business Days before the Closing Date.

6.      Share Transactions by the Bank. (a) The parties hereto acknowledge that the Bank and/or one or more of its affiliates (each, a “JPMorgan Entity”) intends to enter into market transactions in order to hedge its exposure to the ownership of the JPMorgan Options and otherwise in connection with the Stock Option Liquidity Program. These market transactions will include sales of each class of the Common Stock, which may take place during the Participation and Averaging Periods and after the end of the Averaging Period. The JPMorgan Entities shall use commercially reasonable efforts to complete any such sales made pursuant to the Registration Statement on or prior to the later of (x) the twenty-second (22nd) Clear Available Trading Day immediately following the day on which the Registration Statement is declared effective (excluding any Clear Available Trading Days that occur during the Averaging Period) and (y) December 17, 2004. The number of Shares to be offered and sold pursuant to the Registration Statement will be greater than the number that the JPMorgan Entities wish to sell in order to hedge such exposure, provided that the number of Shares to be offered and sold pursuant to the Registration Statement shall not exceed the greater of (x) the number of Shares of each class of Common Stock underlying the JPMorgan Options and (y) the sum of (1) the number of Shares of each class of Common Stock sold pursuant to the Registration Statement prior to the beginning of the Averaging Period and (2) the number of Shares of each class of Common Stock sold by the JPMorgan Entities in order to hedge their exposure to the ownership of the JPMorgan Options. Accordingly, the Bank expects JPMorgan Entities to repurchase Shares in secondary market transactions so that they will be in its desired hedge position after taking into account all such sales and purchases. The Company agrees and acknowledges that the number of Shares repurchased may be a significant percentage of the number of Shares offered under the Registration Statement, and, depending on market factors and the terms of the JPMorgan Options, is likely to represent substantially more than half of the number of Shares offered and sold hereunder. JPMorgan Entities may also buy or sell additional Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in connection with these hedging activities. JPMorgan Entities will make their own determination as to whether, when or in what manner any of these hedging or market activities in Shares will be conducted.

(b)

The parties hereto further acknowledge that in addition to the hedging activities described in clause (a) above, JPMorgan Entities may be active in the market for Shares other than in connection with these hedging activities in relation to the Stock Option Liquidity Program. JPMorgan Entities will make their own determination as to whether, when or in what manner any of these market activities will be conducted, but in no event shall these transactions involve offers or sales of Shares under the Registration Statement.

7.      Accuracy of Final Tabulation Report. (a) The Company acknowledges and agrees that the number of JPMorgan Options for each Tranche, the class of Common Stock underlying the JPMorgan Options for each such Tranche, the exercise prices of the JPMorgan

Options for each such Tranche, the expiration dates of the JPMorgan Options for each such Tranche and the amount of the Aggregate Cash Payment shall be calculated based on information provided in the Final Tabulation Report, as amended in accordance with the immediately succeeding paragraph, notwithstanding any inaccuracy contained therein, and the Bank shall have no obligation to verify the accuracy thereof.

(b)

If the Company becomes aware of any errors in the number of Participating Options reported to the Bank on the Final Tabulation Report, the Company and the Bank will enter into good faith negotiations with a view to entering, subject to any applicable laws, into mutually acceptable documentation which would be expected to reflect the accurate number of the Participating Options and make appropriate adjustments between the Bank and the Company in respect of either reduction or increase in the number of the Participating Options; provided, however, that if the Company and the Bank are unable to agree on, and enter into, mutually acceptable documentation after such good faith negotiations, no amendment shall be made to the Final Tabulation Report.

(c)

Notwithstanding any provision hereof to the contrary, in no event shall the number of Participating Options in the Final Tabulation Report exceed the number of Participating Options for which the relevant class of Common Stock underlying such options has been registered pursuant to the Registration Statement.

8.      Extension of Election Period. (a) If at any time during the period beginning on the fifth day prior to the day on which the Election Deadline occurs and ending at the Election Deadline, an Election Period Extension Event occurs, the Company shall deliver to the Bank an Election Period Extension Notice. Upon delivery of such notice, the Company may extend the Election Period for a number of Business Days that would allow the number of remaining days in the Election Period to equal five Business Days from the remedying of such Election Period Extension Event until the Election Deadline; provided that the Election Period shall not be extended beyond November 18, 2004.

(b)

The Company agrees that it shall, promptly upon delivery of an Election Period Extension Notice, use its reasonable best efforts to remedy the Election Period Extension Event, including by making all necessary Filings (including without limitation on Form 8-K under the Exchange Act) to cause the Election Period Extension Event to terminate. In addition, the Company agrees that it shall promptly inform Participating Holders that an Election Period Extension Event has occurred and the extension of the Election Period.

(c)

If at any time prior to the Election Deadline, the Company requests that the Bank agree to an extension of the Election Deadline for any reason (other than the occurrence of an Election Period Extension Event), the Bank shall consider such request in good faith and shall not unreasonably withhold its consent to such extension; provided that the Election Period shall not be extended beyond November 18, 2004.

9.      Closing; Conditions to Closing. (a) The closing (the “Closing”) of the Option Liquidity Program shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, on the later of (i) the Scheduled Closing Date or (ii) as soon as possible, but in no event later than three Business Days after the satisfaction of the conditions set forth in this Section 9 below (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing), or at such other time or place as the parties may agree (the “Closing Date”). At the Closing, (i) the JPMorgan Options shall be issued and sold by the Company to the Bank as set forth in Section 4 hereof and (ii) the Bank shall pay to the Company the Aggregate Cash Payment as set forth in Section 5 hereof.

(b)

The obligations of the Bank to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing:

(i) no Stock Option Liquidity Program Disruption Event shall have occurred and be continuing on the Closing Date;

     (ii) the Company shall have entered into and performed in all material respects its obligations under any Transaction Agreement to which it is a party or is intended to be a party, which are required to be entered into or performed on or prior to the Closing Date, except for the failure of the Company to perform any obligations it may have under Section 5(e) of the Registration Agreement before the Company discovers or becomes aware of the occurrence of any event or the existence of any condition described in Section 5(e) of the Registration Agreement;

(iii) no Transaction Agreement shall have been terminated;

(iv) the representations and warranties by the Company in this Agreement shall be accurate in all material respects at and as of the Closing Date as if made at and as of such date; and

     (v) no action is taken, or any approval withheld, by any Governmental Authority of competent jurisdiction that would, directly or indirectly, prevent or make it illegal for the JPMorgan Entities to conduct the market transactions described in Section 6(a) herein.

(c)

The obligations of the Company to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing:

(i) no Stock Option Liquidity Program Disruption Event shall have occurred and be continuing on the Closing Date;

     (ii) the Bank shall have entered into and performed in all material respects its obligations under any Transaction Agreement to which it is a party or is intended to be a party, which are required to be entered into or performed on or prior to the Closing Date;

(iii) the Bank shall have paid to the Company the Aggregate Cash Payment as set forth in Section 5 hereof;

(iv) no Transaction Agreement shall have been terminated; and

(v) the representations and warranties by the Bank in this Agreement shall be accurate in all material respects at and as of the Closing Date as if made at and as of such date.

      10.     Termination Events. (a) This Agreement may be terminated:

(i) by mutual written agreement of the Bank and the Company;

(ii) by either party if an Averaging Period Deficiency occurs;

(iii) by either party at any time after February 28, 2005, if, as of such time, the Closing has not occurred;

(iv) by the Bank pursuant to Section 13;

     (v) by the Company during the Election Period, if any event or events occur that have resulted or may result, in the Company’s reasonable judgment, in a material impairment of the contemplated objectives of the Option Liquidity Program or other strategic objectives of the Company; or

(vi) by the Bank if the Election Period does not end on or prior to November 18, 2004.

(b)

If this Agreement is terminated as permitted by this Section, this Agreement shall be void and the parties hereto shall cease to have any obligations to one another under this Agreement except as provided in this Section. The provisions of Sections 1, 10, 18, 19, 20, 21, 22, 23, 24 and 25 of this Agreement shall survive any termination hereof pursuant to Section 10(a).

      11.     Certain Covenants of the Parties. Each of the Bank and the Company agree that

(a)

The parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Option Liquidity Program as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Persons all documentation and to effect all necessary Filings, and (ii) obtaining and maintaining all Consents required to be obtained from any Governmental Authority or other third party, in each case, that are necessary, proper or advisable to consummate the Option Liquidity Program.

(b)

Each of the Bank and the Company shall, in connection with the efforts referenced in clause (a) to obtain all required Consents for the consummation of the Option Liquidity Program, use its reasonable best efforts, subject to applicable Law, to (i)

cooperate in all respects with the other party hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a third party (including sharing copies of any such filings or submissions reasonably in advance of the filing or submission thereof); (ii) keep each of the other parties hereto informed of any communication received by any such party from, or, given by such party to any Governmental Authority, and of any communication received or given in connection with any proceeding by a third party, in each case regarding the Option Liquidity Program; and (iii) permit each of the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the Commission or any other Governmental Authority or, in connection with any proceeding by a third party, with any other Person, and to the extent requested by the Bank or the Company, and permitted by the Commission or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)

In furtherance and not in limitation of the covenants of the parties contained in clauses (a) and (b), if any objections are asserted with respect to the Option Liquidity Program, or if any suit is instituted (or threatened to be instituted) by the Commission or any other Governmental Authority challenging the Option Liquidity Program, or that would otherwise prohibit or materially impair or materially delay the Option Liquidity Program, each of the Bank and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Option Liquidity Program.

(d)

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Person challenging the Option Liquidity Program, each of the Bank and the Company shall cooperate in all respects with each other and use its respective, reasonable best efforts to defend contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Option Liquidity Program.

(e)

Each of the Bank and the Company acknowledge and agree that after the Election Deadline, it shall use its reasonable best efforts not to do anything or omit to do anything on or prior to the later of (x) the Closing Date and (y) the last Make-up Day, that would cause (i) a Registration Unavailability Event, or (ii) a Stock Option Liquidity Program Disruption Event.

(f)

Promptly upon the occurrence of a Registration Unavailability Event, (x) the Company shall deliver an Unavailability Notice to the Bank and (y) the Company agrees that it shall inform Participating Holders promptly after the end of the Averaging Period, as to which Trading Days were not counted as Available Trading Days.

(g)

If on any Trading Day in the Averaging Period, the Company has not delivered an Unavailability Notice to the Bank, and the Bank receives an Outside Counsel Notification, the Bank shall deliver a Bank Unavailability Notice to the Company in the manner set forth in Section 25.

(h)

The parties agree that (x) as promptly as practicable after the execution of this Agreement, the Bank shall provide the pricing grid in respect of the Transactions (such pricing grid to set forth the cash amount to be paid by the Bank to the Company for each Tranche of JPMorgan Options set forth on Schedule A of the Confirmation for the range of Average Closing Prices between $10 and $50, inclusive, for each class of Common Stock) to the Company and (y) the Bank and the Company shall in good faith and expeditiously negotiate any disagreements between them as to the pricing set forth therein. If the parties reach an agreement as to such pricing grid, the pricing grid as so agreed shall be transmitted to the Company pursuant to the procedures agreed upon by the parties as set forth in Exhibit G attached hereto and shall be deemed the “Pricing Grid”, and such pricing grid shall govern in the event that there is any discrepancy with any additional pricing grid generated for the processing convenience of the Company and/or Mellon. If the parties do not reach such agreement prior to October 8, 2004, then this Agreement shall be deemed terminated and such termination shall be deemed to have been made pursuant to Section 10(a)(vi).

Notwithstanding the foregoing, nothing in this Section 11 shall require any cooperation, disclosure or other action that would waive attorney client privilege, constitute a statement against interests or disclose any attorney work product, nor is this Section intended to require any action that would compromise any rights that one of the parties may have against the other party hereto. Further notwithstanding the foregoing, nothing in this Section 11 shall restrict the ability of the Bank or the Company to terminate this Agreement pursuant to Section 10 or shall require that a party waive a condition to Closing.

      12.     Certain Covenants of the Company. The Company agrees that it shall:

(a)	reserve and keep available sufficient Shares to deliver upon exercise by the Bank of the JPMorgan Options; and

(b)

(x) conduct the Option Liquidity Program in all material respects in conformance with the terms thereof set forth in the Notice of Option Liquidity Program and Election Form and (y) except as permitted in Section 13, not amend, modify, terminate or withdraw the Option Liquidity Program, Notice of Option Liquidity Program or Election Form or any provision thereof or waive any provision of the Notice of Option Liquidity Program or Election Form without the prior written consent of the Bank, other than such amendments, modifications, terminations or withdrawals that would not reasonably be expected to affect the Bank or any of its affiliates in any manner or result in any liability to the Bank.

     13.      Transaction Disclosure Materials. The Company agrees that, a reasonable time prior to using any Transaction Disclosure Material, filing any such material with the Commission or with any other Governmental Authority, or amending or modifying any such material, that (i) changes any of the terms of the Transactions that affect the Bank or (ii) could reasonably be expected to adversely affect the Bank or any of its affiliates or result in any liability to the Bank, it shall furnish copies of such material, as modified or amended, to the Bank and shall give reasonable consideration to the Bank’s and the Bank’s counsel’s comments, if any, thereon. If the Company uses or permits the use of any such Transaction Disclosure Material or files any such material with the Commission or any other Governmental Authority or amend or modify such material (i) that has not been submitted to the Bank for the Bank’s comments or (ii) that has been so submitted and with respect to which the Bank has made reasonable comments which have been communicated in writing to the Company, but which comments have not resulted in a response reasonably satisfactory to the Bank to reflect the Bank’s comments, then the Bank shall be entitled to terminate this Agreement pursuant to Section 10 (a) (iv).

     14.      Representations and Agreements of the Company. The Company represents and warrants to the Bank as of the date hereof and as of the Closing Date, and agrees with the Bank, that:

(a)	the Company has taken all necessary corporate action to authorize each of the Transaction Documents and the consummation of the Transactions;

(b)

each of the Transaction Agreements has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, except as may be limited by applicable bankruptcy, insolvency or similar laws relating to or affecting the rights and remedies of creditors or by equitable principles, and except as rights of indemnity or contribution may be limited by applicable law;

(c)

(i) not later than the first day of the Election Period, the Company shall duly file with the Commission a Statement on Schedule TO (the “Statement”) pursuant to Rule 13e-4 promulgated by the Commission under the Exchange Act, a copy of which Statement (including the documents required to be filed as exhibits thereto) in the form in which it is to be so filed has been furnished to the Bank; (ii) the Statement as so filed and as amended from time to time shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, except to the extent described in the No-Action Letters; and (iii) neither the Statement as filed or as amended from time to time nor any other Transaction Disclosure Material as filed or as amended or supplemented from time to time shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that the Company makes no representation or warranty with respect to any statement contained in, or any omission from, any Transaction Disclosure Material based upon information furnished in writing by the Bank to the Company expressly for use therein;

(d)

the consummation of the Option Liquidity Program, the issuance by the Company of the shares of the relevant class of Common Stock to be issued upon exercise of the JPMorgan Options (the “Option Shares”) and the execution, delivery and performance by the Company of its obligations under the Transaction Agreements will not result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for such violations which would not reasonably be expected to materially and adversely affect or delay the Option Liquidity Program and except to the extent described in the No-Action Letters;

(e)

no Consent or other action of, or Filing with, any Governmental Authority is required in connection with the consummation of the Option Liquidity Program, the issuance by the Company of the Option Shares, and the execution, delivery and performance by the Company of its obligations under the Transaction Agreements, except for the filing with the Commission of the Statement, the filing of the Registration Statement, the registration of the Option Shares under the Securities Act and such consents, approvals, authorizations, orders and registrations or qualifications which would not reasonably be expected to materially and adversely affect or delay the Option Liquidity Program;

(f)

the consummation of the Option Liquidity Program, the issuance by the Company of the Option Shares, and the execution, delivery and performance by the Company of its obligations under the Transaction Agreements will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except in the case of this clause (i) for such breaches, violations, defaults, liens, charges or encumbrances which would not reasonably be expected to materially and adversely affect or delay the Option Liquidity Program and which would not result in any liability to the Bank or (ii) result in any violation of the provisions of the charter or by-laws of the Company;

(g)

the Shares issuable upon the exercise of the JPMorgan Options have been duly authorized by the Company and validly reserved for issuance and, at the time of delivery to the Bank, such Shares will be issued and delivered in accordance with the provisions of this Agreement and will be validly issued, fully paid and non-assessable; and

(h)

the Company has no knowledge of any material fact or information concerning the Company or any of its subsidiaries, or the operations, assets, condition, financial or otherwise, or prospects of the Company or any of its subsidiaries, or any Eligible Options that is required to be made generally available to the public or to the holders of Participating Options and that has not been, or is not being, or will not be, made generally available to the public prior to the Election Deadline through the Transaction Disclosure Materials or otherwise.

     15.      Representations and Agreements of the Bank. The Bank represents and warrants to the Company as of the date hereof and as of the Closing Date, and agrees with the Company, that:

(a)	the Bank has taken all necessary corporate action to authorize each of the Transaction Agreements and the consummation of the Transactions;

(b)	each of the Transaction Agreements has been duly authorized, executed and delivered by the Bank and constitutes a valid and legally binding agreement of the Bank except as may be limited by applicable bankruptcy, insolvency or similar laws relating to or affecting the rights and remedies of creditors or by equitable principles;

(c)

the execution and delivery of the Transaction Agreements and the execution, delivery and performance by the Bank of its obligations under the Transaction Agreements will not result in the violation of any Law, and no Consent or other action of, or Filing with any Governmental Authority is required in connection therewith, except for such Consents, other actions or Filings which would not reasonably be expected to materially and adversely affect or delay the Option Liquidity Program; and

(d)

the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby do not conflict with, result in a breach of or constitute a default under, (i) the charter or by-laws of the Bank or (ii) any agreement, plan or instrument affecting the Bank or to which the Bank or any of its subsidiaries or affiliates is a party or by which any of them or any of their respective properties or assets is or may be bound, except in the case of this clause (ii) for such breaches, or defaults which would not reasonably be expected to materially and adversely affect or delay the Option Liquidity Program.

     16.      Opinions. (a) The Company will deliver at Closing to the Bank an opinion, reasonably satisfactory to the Bank's counsel, of Pepper Hamilton LLP, special counsel to the Company, to the effect that:

(i) the Company has taken all necessary corporate action to authorize each of the Transaction Documents and the consummation of the Transactions;

     (ii) each of the Transaction Agreements has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, except as may be limited by applicable bankruptcy, insolvency or similar laws relating to or affecting the rights and remedies of creditors or by equitable principles, and except as rights to indemnity or contribution may be limited by applicable law;

     (iii) the consummation of the Option Liquidity Program, the issuance by the Company of the Option Shares, and the execution, delivery and performance by the Company of its obligations under this Agreement and the Confirmation will not, to the knowledge of such counsel, result in the violation of any applicable United States or Pennsylvania law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority except for such violations that would not be expected to materially and adversely affect or delay the Option Liquidity Program and except to the extent described in the No-Action Letters;

     (iv) except as described in the Notice of Option Liquidity Program, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required to be obtained by the Company for the consummation of the Option Liquidity Program, the issuance by the Company of the Option Shares, or the execution, delivery and performance by the Company of its obligations under this Agreement and the Confirmation, except for the filing with the Commission of the Statement, the filing of the Registration Statement, the registration of the Option Shares under the Securities Act and such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and distribution of the Option Shares by any JPMorgan Entity or that would not be expected to materially and adversely affect or delay the Option Liquidity Program;

     (v) the Statement (other than the financial statements and related notes and schedules and other financial data contained or incorporated by reference therein or omitted therefrom, as to which such counsel need express no opinion) at the time it was filed with the Commission and as amended from time to time through the Closing complied as to form in all material respects to the requirements of the Exchange Act, except to the extent described in the No-Action Letters; and

     (vi) the Option Shares have been duly authorized by the Company and, when issued in conformity with the terms and conditions of the JPMorgan Options and this Agreement, will be validly issued, fully paid and non-assessable.

     The opinion of counsel described above shall be rendered to the Bank at the request of the Company and shall so state therein.

(b)	The Company will deliver at Closing to the Bank an opinion of in-house counsel to the Company, reasonably satisfactory to the Bank’s counsel, to the effect that:

     (i) each document incorporated by reference in the Notice of Option Liquidity Program or any further amendment or supplement thereto made by the Company prior to Closing (other than the financial statements and related schedules therein, as to which such counsel need express no opinion), at the time they were filed with the Commission, complied as to form in all material respects to the requirements of the Exchange Act; and

     (ii) the consummation of the Option Liquidity Program, the issuance by the Company of the Option Shares, and the execution, delivery and performance by the Company of its obligations under this Agreement and the Confirmation will not (1) result in any violation of the provisions of the charter or by-laws of the Company, or (2) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument which is an exhibit to the Company’s Annual Report on Form 10-K for the year ended

December 31, 2003 or any subsequent Quarterly Report filed on Form 10-Q, except in the case of clause (2), for such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect (as such term is defined in the Registration Agreement).

     The opinion of counsel described above shall be rendered to the Bank at the request of the Company and shall so state therein.

     17.      Notice of Certain Events. The Company shall advise the Bank promptly of (i) the occurrence of any event that could cause the Company to (A) withdraw or terminate the Option Liquidity Program or (B) permit the Company to exercise any right pursuant to Section 8, (ii) the issuance of any comment or order or the taking of any other action by the Commission or any Governmental Authority concerning the Option Liquidity Program, and (iii) any other information relating to the Option Liquidity Program that the Bank may from time to time reasonably request.

     18.      Hedging Reimbursement. (a)(i) If the number of Clear Available Trading Days in the Averaging Period is less than ten but no Averaging Period Deficiency occurs, the parties agree and acknowledge that in order to establish its initial “delta” hedge of its exposure to ownership of the JPMorgan Options, the Bank will sell a number of Shares during each of the Make-Up Days equal to a number of shares calculated by dividing the total number of Shares necessary to establish its initial delta hedge not already sold during the Averaging Period by the number of Make-Up Days (such sales, the “Shortfall Sales”).

     (ii) Upon completion of the Shortfall Sales, the Bank shall determine, in consultation with the Company, the Make-Up Amount in good faith and notify the Company of such amount in the manner set forth in Section 25 hereof (the date on which such determination is made, the “Shortfall Determination Date”), such notification to include a written explanation by the Bank of the basis for the calculations made hereunder.

     (iii) On the third Business Day immediately following the Shortfall Determination Date, the Company shall deliver to the Bank a cash payment, by wire transfer of immediately available funds to an account designated by the Bank, in an amount equal to the Make-Up Amount (provided that if such Make-Up Amount is negative, the Bank shall deliver to the Company an amount in cash equal to the absolute value of such Make-Up Amount).

(b)

     (i) In the event that this Agreement is terminated pursuant to Sections 10(a)(ii) through 10(a)(vi), the Bank shall determine the Unwind Amount in good faith and notify the Company of such amount in the manner set forth in Section 25 hereof (such date, the “Unwind Determination Date”), such notification to include a written explanation by the Bank of the basis for the calculations made hereunder.

     (ii) On the third Business Day immediately following the Unwind Determination Date, the Company shall deliver to the Bank a cash payment, by wire transfer of immediately available funds to an account designated by the

Bank, in an amount equal to (x) in the case of termination pursuant to Sections 10(a)(iii) through 10(a)(vi), the Unwind Amount and (y) in the case of termination pursuant to Section 10(a)(ii), the Unwind Amount divided by two (provided that, in either case, if such Unwind Amount is negative, the Bank shall deliver to the Company an amount in cash equal to the absolute value of such Unwind Amount in case of termination pursuant to clause (x), or of such Unwind Amount divided by two, in case of termination pursuant to clause (y)).

(c)

(i) If the first Available Trading Day in the Averaging Period does not occur on or prior to November 16, 2004 due to (A) any delay in the beginning of the Election Period beyond October 8, 2004 or (B) any extension of the Election Period beyond November 9, 2004 (except, in either case, due to a Market Disruption), upon the completion of any such delay or extension (the date of such completion, an “Adjustment Date”), the Bank shall determine the Interest Rate Hedge Amount resulting from such delay or extension in the manner described in Section 18(c)(ii) below.

     (ii) Upon the occurrence of an Adjustment Date, the Bank shall (A) calculate the value of its existing “rho” or interest rate hedge (the terms of such hedge as set forth on Schedule I attached hereto), (B) determine the new Interest Rate Hedge Maturity Date, which date shall be a number of Trading Days after the existing Interest Rate Hedge Maturity Date equal to the length (in Trading Days) of the relevant delay or extension, as the case may be, (C) determine the value and terms of the new, adjusted “rho” or interest rate hedge required as a result of such delay or extension (the terms of such hedge to be set forth on a new Schedule I attached hereto that will replace the existing Schedule I attached hereto) and (D) calculate the Interest Rate Hedge Amount corresponding to such delay or extension, which amount shall be equal to the value of the Bank’s new, adjusted “rho” or interest rate hedge, minus the value of the Bank’s “rho” or interest rate hedge prior to such delay or extension.

     (iii) As promptly as practical after any Adjustment Date, the Bank shall notify the Company of the corresponding Interest Rate Hedge Amount in the manner set forth in Section 25 hereof, such notification to include a written explanation by the Bank of the basis for the calculations made hereunder.

     (iv) So long as this Agreement is not terminated pursuant to Section 10(a), on the Closing Date, the Company shall deliver to the Bank a cash payment, by wire transfer of immediately available funds to an account designated by the Bank, in an amount equal to the Aggregate Interest Rate Hedge Amount (provided that if such Aggregate Interest Rate Hedge Amount is negative, the Bank shall deliver to the Company an amount in cash equal to the absolute value of such Aggregate Interest Rate Hedge Amount).

     19.      Liability; Indemnification. (a) The Bank shall have no liability (in tort, contract or otherwise) to the Company for any losses, claims, damages, liabilities or expenses arising from the Bank’s own acts in performing the Bank’s obligations hereunder or otherwise in connection with the Option Liquidity Program and the JPMorgan Options, except for any such losses, claims, damages, liabilities or expenses primarily attributable to the Bank’s bad faith or gross negligence or the Bank’s breach of its obligations under this Agreement or any other Transaction Agreement. The Bank shall act as an independent contractor, and nothing herein contained shall constitute the Bank an agent of the Company.

(b)

The Company hereby agrees to hold the Bank harmless and to indemnify the Bank (including any of the Bank’s affiliated companies and any director, officer, agent or employee of the Bank or any such affiliated company) and any director, officer or other person controlling (within the meaning of Section 20(a) of the Exchange Act) the Bank (including any of the Bank’s affiliated companies) (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities or expenses (whether in contract, tort or otherwise, and including, without limitation, fees and disbursements of counsel) whatsoever (as incurred or suffered and including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, and whether or not the Bank or any other Indemnified Person shall be a party thereto (collectively, the “Losses”)) arising out of, relating to or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Transaction Disclosure Material, or any omission or alleged omission to state in any such material a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, any withdrawal or termination by the Company of the Option Liquidity Program in violation of this Agreement or failure by the Company to comply with the terms of the Transaction Disclosure Materials and this Agreement, including without limitation the terms thereof set forth in the Notice of Option Liquidity Program, any breach by the Company of any representation or warranty or failure to comply with any of the agreements contained herein and activities performed or services furnished pursuant to this Agreement, or otherwise arising out of, relating to or in connection with the Option Liquidity Program, solely to the extent that such Losses are a result of any litigation or proceeding, commenced or threatened, by or on behalf of any Eligible Optionee (as such term is defined in the Notice of Option Liquidity Program) in connection with or arising out of the Transactions; except in the case of any Losses arising out of, relating to or in connection with clause (iv) above (and not otherwise or also arising out of, relating to or in connection with clause (i), (ii), or (iii) above) (A) for any Losses arising out of, relating to or in connection with any activities of a JPMorgan Entity described in Section 6 hereof and (B) for any such Loss that is determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the Bank’s bad faith or gross negligence or a breach by the Bank of its obligations under this Agreement or any other Transaction Agreement and except in the case of clause (i) above for any such Loss that arises out of, relates to or in connection with (x) any untrue statement or alleged untrue statement of a material fact contained in any Transaction Disclosure Material or (y) any omission to state in any such material a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, if in any such case such statement or omission was made in reliance upon and in conformity with information furnished in writing by the Bank to the Company expressly for use therein. The foregoing indemnity shall be in addition to any liability that the Company might otherwise have to the Bank and such other Indemnified Persons.

(c)

If a claim is made against any Indemnified Person, such Indemnified Person shall notify the Company promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Company promptly of any action commenced against such Person within a reasonable time after such Person shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Failure so to notify the Company shall not, however, relieve the Company from any liability that it may have on account of this indemnity or otherwise except to the extent the Indemnified Person shall have been materially prejudiced in any material respect by such failure. The Company shall be entitled to participate at its own expense in the defense of any such litigation or proceeding but such defense shall be conducted by counsel to such Indemnified Person. The Company shall, upon the request of such Indemnified Person, assume the defense of any such litigation or proceeding including the payment for the fees and expenses of counsel, and in the case of any such request such defense shall be conducted by counsel reasonably satisfactory to the Bank. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include one or both of (x) the Company and (y) the Indemnified Person and representation of both parties by the same counsel in the opinion of counsel to such Indemnified Person would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in connection with any litigation or proceeding or related litigation or proceedings in the same jurisdiction, be liable under this agreement for the fees and expenses of more than one separate firm for all such Indemnified Persons. Such firm shall be designated in writing by the Bank. The Company shall not be liable for any settlement of any litigation or proceeding effected without the written consent of the Company, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees, subject to the provisions of this Section 19(c), to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment.

(d)

The indemnity agreements contained in this Section 19(d) and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination or consummation of, the Option Liquidity Program or the termination of this agreement, (ii) any investigation made by or on behalf of any Indemnified Person and (iii) any withdrawal or termination by the Bank pursuant to Section 10 or otherwise.

     20.     Severability. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect.

     21.       Fax Signatures; Counterparts; Amendment. This Agreement may be executed by facsimile and in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Neither this Agreement nor any other Transaction Agreement, nor any provision hereof or thereof, may be amended or any such provisions waived except in writing signed by the party sough to be bound.

      22.      Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, the Bank and the other Indemnified Persons, and their respective successors and assigns. Nothing in this Agreement or any other Transaction Agreement is intended, to, or shall give to any other person any third-party beneficiary or other right of any kind with respect to, by virtue of or under this Agreement or any other Transaction Agreement. Notwithstanding any other provision of any Transaction Document to the contrary requiring the Bank to purchase, sell, receive or deliver any shares of the relevant class of Common Stock or other securities (including, for the avoidance of doubt, the JPMorgan Options) to or from the Company or any employee, the Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities or otherwise to perform the Bank’s obligations in respect of the Transactions and any such designee may assume such obligations, and the Bank shall be discharged of its obligations to the Company to the extent of any such performance and the Bank may otherwise, from time to time, without the Company’s consent, assign any or all of its rights and delegate any or all of its obligations hereunder to any of its affiliates.

     23.      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in a federal court located in the State of New York or a New York state court. Each of the parties hereby consents to exclusive personal jurisdiction in any such action, suit or proceeding brought in any such state or federal court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Each party agrees that service of process on such party as provided in Section 25 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     24.      Entire Agreement. This Agreement, together with the other Transaction Agreements, constitute the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. The Bank is entering into this Agreement through its London branch. Notwithstanding the foregoing, the Bank represents to the Company that the obligations of the Bank are the same as if it had entered into this Agreement through its head or home office in New York.

     25.      Notices. Except as otherwise provided in this Agreement, all notices and other communications (other than communications pursuant to Sections 2 and 3) required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission to the parties hereto as follows:

(a) If to the Company:

Comcast Corporation 1500 Market Street Philadelphia, PA 19102 Fax:(215) 981-7794 Attn: General Counsel

or at such other address or addresses as may later have been furnished in writing by the Company to the Bank, with a copy to:

Pepper Hamilton LLP 3000 Logan Square 18th and Arch Streets Philadelphia, PA 19103 Fax: (215) 981-4750 Attn: Robert A. Friedel

(b) If to the Bank:

JPMorgan Chase Bank 277 Park Avenue, 11th Floor New York, New York, 10172 Fax: 212-622-0105 Attn: EDG Corporate, David Seaman

or at such other address or addresses as may later have been furnished in writing by the Bank to the Company, with a copy to:

Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Fax: (212) 450-3800 Attention: Peter R. Douglas

Except as otherwise provided in this Agreement, all such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or other communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMCAST CORPORATION

/s/ William E. Dordelman

Name: William E. Dordelman Title: Vice President -- Finance

JPMORGAN CHASE BANK

/s/ Santosh Nabar

Name: Santosh Nabar Title: Managing Director